Exhibit 99

                    JOINT PROXY STATEMENT/PROSPECTUS EXCERPT

   (The following Excerpt is from the Joint Proxy Statement/Prospectus dated
    August 6, 1997, which is part of the Registration Statement on Form S-4
     (File No. 333-32927), filed by the Registrant with the Securities and Exchange Commission. Capitalized terms which are not defined herein shall have the meanings ascribed to them in the Joint Proxy Statement/Prospectus.)

                      DESCRIPTION OF HOLDINGS CAPITAL STOCK

     The following description of the capital stock of Holdings, which is complete in all material respects, is subject, in all respects, and is qualified by reference to applicable Delaware law and to the provisions of the Holdings Certificate, a copy of which is attached hereto as Appendix D, and is incorporated herein by reference.

Authorized Capital Stock

     The authorized capital stock of Holdings upon completion of the Merger will consist of 400,000,000 shares of Holdings Common Stock, and 100,000,000 shares of preferred stock, $.01 par value per share (the "Holdings Preferred Stock"). Based upon shares of Common Stock of Fred Meyer and Smith's outstanding on July 18, 1997, it is anticipated that approximately 43,410,969 shares of Holdings Common Stock and no shares of Holdings Preferred Stock will be issued and outstanding immediately after the completion of the Merger.

Holdings Common Stock

     The holders of Holdings Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Under the Holdings Certificate, the Holdings Board will be classified into three classes each consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire Holdings Board. The holders of Holdings Common Stock will not be entitled to cumulate votes for the election of directors.

     The holders of Holdings Common Stock are entitled to receive ratably such dividends as are declared by the Holdings Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Holdings, holders of Holdings Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Holdings Preferred Stock. The holders of Holdings Common Stock have no preemptive rights or rights to convert their Holdings Common Stock into other securities. All outstanding shares of Holdings Common Stock are, and the shares of Holdings Common Stock to be issued in connection with the Merger, when so issued, will be, fully paid and nonassessable. The rights of the holders of Holdings Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Holdings Preferred Stock, if any.

     It is a condition to the completion of the Merger that Holdings Common Stock be approved for listing on the NYSE, subject to official notification of issuance.
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oldings Preferred Stock

     The Holdings Board may, without further action of the stockholders, issue Holdings Preferred Stock in one or more series and fix or alter the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation terms and preferences, and the number of shares constituting any series or the designations of such series. No Holdings Preferred Stock is outstanding, no Holdings Preferred Stock will be issued in connection with the Merger, and Holdings has no present plans to issue any shares of Holdings Preferred Stock.

Certain Anti-Takeover Provisions

     The Holdings Certificate and the Holdings Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of voting stock of Holdings or delaying or preventing a change in control of Holdings. The material provision that may have such an effect are: (i) classification of the Holdings Board into three classes with the terms of only one class expiring each year; (ii) a provision that directors may be removed only for cause and only with the affirmative vote of holders of at least 75% of the outstanding shares of Holdings; (iii) authorization for the Holdings Board to issue Holdings Preferred Stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters); (iv) a provision that stockholders may take action only at an annual or special meeting and not by written consent in lieu of a meeting; (v) advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Holdings Board; and (vi) provisions permitting amendment of certain of these and related provisions only by an affirmative vote of the holders of at least 75% of the outstanding shares of Holdings Common Stock entitled to vote. See "Comparison of Stockholders' Rights."